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                                                                    EXHIBIT 99.3


                             NEWPOWER HOLDINGS, INC.

                             One Manhattanville Road
                             Purchase, NY 10577-2100

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 April 12, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, NewPower Holdings, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                  Very truly yours,

                                  NewPower Holdings, Inc.

                                  /s/ William I Jacobs

                                  William I Jacobs
                                  Managing Director and Chief Financial Officer